                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement            [ ] Confidential, for Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12


                          AMERICAN ECOLOGY CORPORATION
                (Name of Registrant as Specified In Its Charter)


    ______________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    5)  Total fee paid:

        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

        ------------------------------------------------------------------------
    2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    3)  Filing Party:

        ------------------------------------------------------------------------
    4)  Date Filed:

        ------------------------------------------------------------------------

                          AMERICAN ECOLOGY CORPORATION
                             805 W. IDAHO, SUITE 200
      [LOGO]                 BOISE, IDAHO 83702-8916             [LOGO]
                                  208-331-8400

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME                              10:00 a.m. Central Standard Time on
                                  Thursday, May 24, 2001

PLACE                             The Standard Club
                                  Chicago Room, 4th Floor
                                  320 S. Plymouth Court
                                  Chicago, Illinois 60604

                                  (1) To elect seven directors of the Board of
                                      Directors to serve a one year term.

                                  (2) To amend the Company's 1992 Director's
                                      Stock Option Plan to increase the shares available for grant from 650,000 to 1,000,000.

                                  (3) To approve a 100:1 reverse stock split
                                      followed by a 1:100 forward stock split
                                      of the Company's voting common stock.

                                  (4) To ratify the selection of Balukoff,
                                      Lindstrom & Co., P.A. as the Company's
                                      independent auditors for the Company's
                                      fiscal year ending December 31, 2001.

                                  (5) To transact other business as may
                                      properly come before the meeting or any
                                      adjournments or postponements thereof.

RECORD DATE                       You are entitled to vote if you were a
                                  stockholder at the close of business on March
                                  30, 2001. A list of shareholders will be available for inspection for a period of 10 days prior to the meeting at the Company's principal office identified above and will also be available for inspection at the meeting.

VOTING BY PROXY                   Please submit a proxy as soon as possible so
                                  that your shares can be voted at the meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the proxy card.

                                  BY ORDER OF THE BOARD OF DIRECTORS

                                  JACK K. LEMLEY
                                  Chairman of the Board,
                                  Chief Executive Officer and President
Boise, Idaho
April 12, 2001

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (POSTAGE IS PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING AND REVOKE YOUR PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

                          AMERICAN ECOLOGY CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2001

                                 PROXY STATEMENT

                               -------------------

This Proxy Statement relates to the Annual Meeting of Stockholders of American Ecology Corporation, (the "Company"), a Delaware corporation, to be held on May 24, 2001, at 10:00 a.m., at the Standard Club in the Chicago Room 4th Floor, 320
S. Plymouth Court, Chicago, Illinois 60604, including any adjournments or postponements thereof (the "Meeting"). This Proxy Statement, the accompanying proxy card and the Company's Annual Report are first being mailed to stockholders of the Company on or about April 16, 2001. THEY ARE FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE COMPANY OF PROXIES FROM THE HOLDERS OF THE COMPANY'S COMMON STOCK, PAR VALUE $.01 PER SHARE ("COMMON STOCK"), FOR USE AT THE MEETING. Holders of preferred stock of the Company do not have voting rights with respect to the matters to be considered at the meeting.

The principal solicitation of proxies is being made by mail; however, additional solicitation may be made by telephone, facsimile or personal visits by directors, officers and regular employees of the Company and its subsidiaries, who will not receive additional compensation. The Company has retained Mellon Investment Services LLC, to aid in the solicitation of proxies. Estimated fees expected to be incurred by the Company in this connection should not exceed $10,000. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding soliciting material.

All shares represented by duly executed proxies in the accompanying form received prior to the Meeting will be voted in the manner specified therein. Any stockholder granting a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Any stockholder present at the Meeting who expresses a desire to vote his/her shares in person may also revoke his/her proxy. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR each proposal listed herein and in the discretion of the persons named in the proxy in any other business that may properly come before the Meeting.

STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING, TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

The Company's Annual Report to Stockholders for the fiscal year ended December 31, 2000 is being furnished with this Proxy Statement to stockholders of record on March 30, 2001. The Annual Report to Stockholders does not constitute a part of the proxy solicitation material except as otherwise provided by the rules of the Securities and Exchange Commission, or as expressly provided for herein.

                      OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company fixed March 30, 2001 as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. On the Record Date, there were 13,729,569 shares of common stock issued, outstanding and entitled to vote. The Company has no other voting securities outstanding. Each stockholder of record is entitled to one vote per share held on all matters submitted to a vote of stockholders, except that in electing directors, each stockholder is entitled to cumulate his or her votes and give any one candidate an aggregate number of votes equal to the number of directors to be elected (seven) multiplied by the number of his or her shares, or to distribute such aggregate number of votes among as many candidates as he or she chooses. For a stockholder to exercise cumulative voting rights, the stockholder must give notice of his or her intention to cumulatively vote prior to the Meeting, or at the Meeting in person, prior to voting. If any stockholder has given such notice, all stockholders may cumulatively vote. The holders of proxies will have authority to cumulatively vote and allocate such votes in their discretion to one or more of the director nominees. The holders of the proxies solicited hereby do not, at this time, intend to cumulatively vote the shares they represent, unless a stockholder indicates his intent to do so, in which instance the proxy holders intend to cumulatively vote all the shares they hold by proxy in favor of some or all of the director nominees identified herein.

The holders of a majority of the outstanding shares of common stock on the Record Date present at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the meeting. An affirmative vote of a majority of the shares present and voting at the Meeting is required for approval of all matters except for Proposal No.3 which requires the approval of a majority of the stockholders entitled to vote at the Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, and thus, have the effect of voting against a proposal, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved, and thus have no effect except in regard to Proposal No. 3.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

DIRECTORS.

At the Meeting, seven directors are to be elected to hold office until the next Annual Meeting of Stockholders or until the election and qualification of his or her respective successor. It is the intention of the persons named in the proxy to vote the proxies that are not marked to the contrary for the election as directors of the persons named below as nominees. If any such nominee refuses or is unable to serve as a director, the persons named as proxies may in their discretion vote for any or all other persons who may be nominated. The seven nominees receiving the greatest number of votes cast will be elected directors, if each nominee receives at least a majority of the votes cast.

Director nominees standing for election to serve until the 2001 Annual Meeting are:

                                                                     DIRECTOR
NAME                  AGE  POSITION WITH COMPANY    RESIDENCE        SINCE
----                  ---  ---------------------    ---------        -----
Rotchford L. Barker   64   Director                 Cody, WY          1996
Paul C. Bergson       56   Director                 Washington, D.C.  1996
Keith D. Bronstein    51   Director                 Chicago, IL       1997
Edward F. Heil        56   Director                 Miami Beach, FL   1994
Jack K. Lemley        66   Director, Chairman,
                           Chief Executive Officer
                           and President            Boise, ID         1992
Dan Rostenkowski      72   Director, Employee       Chicago, IL       2000
Paul F. Schutt        68   Director                 Norcross, GA      1994

ROTCHFORD L. BARKER

Mr. Barker became a director in April 1996. Mr. Barker is an independent businessperson and commodity trader. Mr. Barker has been a member of the Chicago Board of Trade for more than thirty years and has served on the board of directors of the exchange. Mr. Barker is also a director of Idacorp, an energy services holding company that owns Idaho Power Company.

PAUL C. BERGSON

Mr. Bergson became a director of the Company in February 1996. Mr. Bergson is a principal in Bergson & Company, a government relation-consulting firm serving a range of clients in tax, environmental and chemical matters. Mr. Bergson is also a General in the U.S. Army Reserves, a member of the Board of Advisers of the Far East Studies Institute and serves on the boards of several philanthropic organizations.

KEITH D. BRONSTEIN

Mr. Bronstein, a member of the Chicago Board of Trade and President of Tradelink LLC, became a director in January 1997. Previously, he has served as a board member of the American Cancer Society, as lay board member of the University of Wisconsin Medical School, as a member of the Wisconsin Health Policy Board, and is a trustee member of Highland Park Hospital & Lakeland Health Service. Mr. Bronstein was a co-founder of S'Lil Pharmaceuticals, a bio-technology company involved in early-stage discovery and development of pharmaceutical drugs.

PATRICIA M. ECKERT

Ms. Eckert has voluntarily chosen not to stand for re-election.

EDWARD F. HEIL

Mr. Heil has been the Chairman of the Board of American Environmental Construction Company for more than seven years.

JACK K. LEMLEY

Mr. Lemley is the Chairman of the Board, Chief Executive Officer and President of the Company. Prior to February 1995, he was an independent business consultant. From May 1989 through 1993, Mr. Lemley was Chief Executive Officer of Transmanche-Link J.V. that designed and built the tunnel and related transportation infrastructure to provide train service between England and France. Prior to his position at Transmanche-Link, Mr. Lemley founded Lemley and Associates, Inc. and was a management consultant to various clients in the industry. Mr. Lemley is also a director of Idacorp; an energy services holding company that owns Idaho Power Company.

DAN ROSTENKOWSKI

Mr. Rostenkowski was named to the board by the directors in July 2000. He currently heads Danross Associates, a Chicago consulting firm, and is employed by the Company as a special assistant to the President for governmental affairs. He is also a college teacher, speaker and political commentator for Fox television. Mr. Rostenkowski served in the United States Congress from 1959-1994.

PAUL F. SCHUTT

Mr. Schutt has been the Chief Executive Officer and a director of Nuclear Fuel Services, Inc. for more than 5 years. Mr. Schutt also led the formation of Advanced Recovery Systems, Inc., and NFS Radiation Protection Systems, Inc., and serves as a director on the boards of those companies. Mr. Schutt was a founding director in 1968 and President of Nuclear Assurance Corporation; Senior Planning Analyst for Union Carbide (AECOP), Oak Ridge, Tennessee, and held management positions in Marketing, Planning and Research and Development for Babcock & Wilcox Company.

JOHN J. SCOVILLE
Mr. Scoville has voluntarily chosen not to stand for re-election.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES.

During the year ended December 31, 2000, the Board of Directors held four meetings. All directors attended 75% or more of the aggregate of the meetings of the Board and Committees on which they served and held during the period for which he or she was a Board or Committee member, respectively.

The Committees of the Board of Directors during 2000 were the Nominating, Executive, Audit and Compensation Committees. The Executive Committee assumes the responsibilities of the Finance Committee.

The members of the Nominating Committee are Messrs. Lemley, Heil and Bronstein. Mr. Bronstein is chairman. The Nominating Committee searches for and recommends to the Board of Directors, qualified and experienced individuals to fill vacancies and new director seats, upon expansion of the board. The Nominating Committee met once during 2000, nominating the eight directors to stand for election at the annual shareholders meeting in 2000.

The members of the Executive Committee are Messrs. Lemley, Barker, Heil, Schutt and Bronstein. Mr. Lemley is chairman. Except certain powers, which, under Delaware law, may only be exercised by the full Board of Directors, the Executive Committee may exercise all powers and authority of the Board of Directors in the management of Company business. The Executive Committee met three times in 2000.

In 2000, the members of the Audit Committee were Messrs. Bergson, Schutt, Scoville and Ms. Eckert. Mr. Schutt is chairman. For 2001, Ms. Eckert and Mr. Scoville will not continue as members of the Audit committee as they have chosen to not stand for reelection. The Audit Committee reviews the proposed plan and scope of the Company's annual audit as well as the result when it is completed. The Committee reviews the services provided by the Company's independent auditors and their fees. The Committee also meets with the Company's financial personnel to assure the adequacy of the Company's accounting principles, financial controls and policies. The Committee is also charged with reviewing transactions that may present a conflict of interest on the part of management or directors. The Audit Committee meets at least quarterly to review the financial results, discuss the financial statements and make recommendations to the Board. Other items of discussion will include the independent auditors' recommendations for internal controls, adequacy of staff, and management's performance concerning audit and financial controls. The Audit Committee met six times in 2000.

The members of the Compensation Committee are Messrs. Barker, Bergson, Heil and Schutt. Mr. Barker is chairman. The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and approves stock options under the 1992 Employee and 1992 Directors stock option plans, determines compensation levels and performs other functions regarding compensation as the Board may delegate. The Compensation Committee met twice in 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

During 2000, no member of the Directors Compensation Committee was an officer or employee of the Company or any of its subsidiaries, or had any other relationship requiring disclosure by the Company under Item 404 of Securities and Exchange Commission regulations.

During 2000, no executive officer of the Company served as:

o a member of the compensation committee (or other board committee performing equivalent functions) of an unrelated entity, one of whose executive officers served on the Directors Compensation Committee of the Company,

o a director of an unrelated entity, one of whose executive officers served on the Directors Compensation Committee of the Company, or

o a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

DIRECTORS' COMPENSATION.

Directors who are not employees of the Company or its subsidiaries receive an annual fee of $16,000 payable quarterly, plus $1,333 for each special meeting attended in person, which at the director's discretion is payable quarterly in stock of the Company at its then market price. Directors who are employees of the Company receive no additional compensation for their service as directors. Mr. Lemley and Mr. Rostenkowski are the only directors employed by the Company. All directors are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings.

In addition, each non-employee director is granted a stock option to purchase 7,500 shares of the Company's common stock at the time of his or her initial election to the Board. Upon each re-election to the Board, he or she is granted a stock option to purchase 10,000 shares of the Company's common stock. The grants are made in accordance with the terms of the 1992 Outside Director Stock Option Plan.

                                 PROPOSAL NO. 2

              AMENDMENT OF 1992 OUTSIDE DIRECTOR STOCK OPTION PLAN
                  TO INCREASE COMMON STOCK AVAILABLE FOR GRANT

The Company currently maintains a 1992 Outside Director Stock Option Plan (the "Plan"), which provides the outside Directors of the Company additional incentive for their service as Directors. The Company is dependent for the successful conduct of its business on the incentive, effort and judgment of its Directors. There are currently only 107,500 options available for grant under the Plan.

If approved by stockholders, the amendment to the Plan will make an additional 350,000 options available for issuance. The following is a summary of the principal features of the current Plan and proposed amendments. A copy of the Plan, as proposed to be amended, is attached and labeled as Exhibit A.

Shares Subject to the Plan. Currently, up to an aggregate of 650,000 shares of the Company's Common Stock may be issued under the Plan. If amended, the Plan will provide for an aggregate of 1,000,000 shares of Common Stock to be issued (an increase of 350,000 shares). Shares, which are not issued prior to expiration or termination of an option, will be available for future option grants and do not increase the aggregate number of shares available under the Plan.

The Plan provides for appropriate adjustment of shares available under the Plan and of shares subject to outstanding options in the event of any changes in the outstanding Common Stock of the Company by reason of:

o recapitalization,
o reclassification,
o stock dividend,
o stock split,
o reverse stock split, or some other similar transaction.

Type of Option. Options granted are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.

Eligibility and Participation. All Directors of the Company who are not officers or employees of the Company are eligible to participate in the Plan. Under the Plan, options to purchase 7,500 shares of Common Stock are granted upon each eligible director's initial election to the Board, and options to purchase 10,000 shares of Common Stock are granted upon re-election. In addition, each eligible director will be paid quarterly director's fees from the Plan if the director so elects.

Rights as a Stockholder. Except as expressly provided in the Plan, the recipient of an option has no rights as a stockholder (such as voting or dividends) with respect to shares covered by the recipient's option until the date of issuance of a stock certificate for such shares.

Transferability. During the life of the option holder, any stock option will be exercisable only by the recipient, and will be transferable only by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

Duration of the Plan. The Plan is effective until either all options have been granted under the Plan or ten years from March 3, 1994, the date the Plan was approved if earlier.

Purchase Price. The purchase price payable to exercise an option is set at the fair market value of the Common Stock on the date the option is granted. Payment in full for the number of shares purchased upon the exercise of options is required. On March 12, 2001 the closing price for the Common Stock on the NASDAQ National Market was $2.56 per share.

Basic Terms of Options. Each option is evidenced by a stock option agreement containing terms and conditions not inconsistent with the provisions of the Plan in substantially the form attached as Exhibit A to the Plan. The options are exercisable in whole or in part upon grant until the option shall terminate or expire.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO INCREASE OF SHARES AVAILABLE FOR GRANT UNDER THE 1992 OUTSIDE DIRECTOR STOCK OPTION PLAN. Proposal No. 2 will be adopted if a majority of the outstanding common stock represented at the Meeting is voted in favor. If the proposal is not adopted, the Company will be unable to fulfill its obligation to appropriately compensate its directors with options.

                                 PROPOSAL NO. 3

                   DIRECTORS' PROPOSAL TO AMEND THE COMPANY'S
                       AMENDED AND RESTATED CERTIFICATE OF
                        INCORPORATION TO EFFECT A REVERSE
                        STOCK SPLIT FOLLOWED BY A FORWARD
                    STOCK SPLIT OF THE COMPANY'S COMMON STOCK

SUMMARY

The Board of Directors has authorized and recommends that the stockholders approve a reverse 1 for 100 stock split followed immediately by a forward 100 for 1 stock split of the Company's common stock (together, the "Transaction"). As permitted under Delaware law, stockholders of the Company with shares registered in their names rather than being held through an electronic depository system or in the name of a nominee ("Registered Stockholders") whose shares are converted into less than one share in the reverse split portion of the Transaction will receive cash payments equal to the value of their fractional interests determined in the manner described below.

If approved, the Transaction will take place on June 29, 2001. For the Transaction to be approved, a majority of the stockholders entitled to vote at the Meeting must approve the amendments to the Company's Amended and Restated Certificate of Incorporation (the "Charter") attached hereto as Exhibit B.

The highlights of the Transaction are as follows:

Effect on Stockholders:

If approved at the meeting, the Transaction will effect only Registered Stockholders holding less than 100 shares of common stock in a record account on the close of business on June 29, 2001. Such shares will be cashed out by the Company at a price based on their average trading price prior to the date of the Transaction as described below under "Determination of Trading Price." No commission or other fee will be charged on this cash-out. The purchase price will be paid when the certificates for such shares are delivered to the transfer agent. Such shares will have no continuing interest in the Company after the Transaction date whether or not such shares are delivered to the transfer agent.

The Transaction will have no net effect on Registered Stockholders holding 100 or more shares of the Company's common stock or stock held in street name through a nominee such as a bank or broker, unless the nominee holds fewer than 100 registered shares in the nominee's name.

Reasons for Transaction:

The Board recommends approval of the Transaction for the following reasons, which are described in more detail under "Background and Purpose of the Transaction " below:

      o Because the Company's predecessor became independent in a spinoff in which its parent corporation distributed shares in the Company to the parent's shareholders, the Company has a large number of Registered Stockholders holding a small number of shares. As of January 16, 2001, 3,999 of the 4,723 Registered Stockholders of the Company held less than 100 shares. These shares constituted only 64,150 of the total of 13,729,589 shares outstanding at the time. Continuing to maintain accounts for these Registered Stockholders and mailing them notices and financial information costs the Company a substantial amount each year. The Transaction will reduce such costs.

      o In many cases, it is prohibitively expensive for Registered Stockholders with fewer than a round lot of 100 shares to sell their shares in the public market. The Transaction provides such Registered Stockholders with the opportunity to receive cash for their shares without incurring brokerage fees. However, if these Registered Stockholders do not want to cash out their shares, they can purchase additional shares on the open market to increase their record account to at least 100 shares or, if applicable, consolidate or transfer record accounts held in different names into a single record account with 100 or more shares or transfer shares held of record into the hands of a nominee holding 100 or more shares. On the other hand, while the Transaction generally will not affect beneficial owners of less than 100 shares through a nominee, if such beneficial owners want their shares cashed out in the Transaction, they can accomplish this by instructing their nominee to transfer their shares into a record account so that such shares are registered in their names by June 29, 2001.

STRUCTURE OF THE TRANSACTION

The Transaction includes both a reverse stock split and a forward stock split of the Company's common stock. If this Transaction is approved and occurs, the reverse split will occur at 6:00 p.m. eastern time on June 29, 2001. All Registered Stockholders on June 29, 2001 will receive 1 share of the Company's common stock for every 100 shares of the Company's common stock held in their record accounts at that time. Any Registered Stockholder who holds fewer than 100 shares of the Company's common stock in a record account at 6:00 p.m. on June 29, 2001 (a "Cashed-Out Stockholder"), will receive a cash payment instead of fractional shares. This cash payment will be based on the average trading price of the cashed-out shares at that time. (See "Determination of Trading Price" below for a description of how the trading price will be determined upon completion of the Transaction.) Immediately following the reverse split, at 6:01 p.m. on June 29, 2001, all Registered Stockholders who are not Cashed-Out Stockholders will receive 100 shares of the Company's common stock for every 1 share of stock they received after the reverse stock split. If a stockholder holds 100 or more shares in a record account prior to the Transaction, any fractional share in the account will not be cashed out after the reverse split and the total number of shares held in that account will not change as a result of the Transaction.

In general, the Transaction can be illustrated by the following examples:

--------------------------------------------------------------------------------
        HYPOTHETICAL SCENARIO                        RESULT
--------------------------------------------------------------------------------
A is a Registered Stockholder who       Instead of receiving a fractional share
holds 99 shares of Company stock        (.99 of a share) of Company stock after
in her record account as of 6 p.m.      the reverse split, A's 99 shares will
on June 29, 2001. At that time,         be converted into the right to receive
assume the trading value of 1           cash. Using the hypothetical trading
share of Company stock is $2 (see       value of $2 per share, A will receive
"Determination of Trading Price"        $198.00 ($2 x 99 shares).
below).
                                        NOTE: If A wants to continue her
                                        investment in the Company, she can buy
                                        at least 1 more share of stock and hold
                                        it in her record account. A would have
                                        to act far enough in advance of June 29,
                                        2001 so that the purchase is complete by
                                        the close of business on that date. She
                                        could also avoid being cashed out by
                                        transferring her 99 shares into street
                                        name prior to June 29, 2001.
--------------------------------------------------------------------------------
B has 2 record accounts. As of          B will receive cash payments equal to
June 29, 2001, she holds 50 shares      the trading value of her shares of
of Company stock in one account         Company stock in each record account
and 70 shares of stock in the           instead of receiving fractional shares.
other. All of her shares are            Assuming a hypothetical trading value
registered in her name only.            of Company stock at $2 per share, B
                                        would receive two checks totaling $240
                                        (50 x $2 = $100; 70 x $2 = $140; $100 +
                                        140 = $240).

                                        NOTE: If B wants to continue her
                                        investment in the Company, she can
                                        consolidate/transfer her two record
                                        accounts prior to June 29, 2001. In that
                                        case, her holdings will not be cashed
                                        out in connection with the Transaction
                                        because she will hold at least 100
                                        shares in one record account. She would
                                        have to act far enough in advance so
                                        that the consolidation is complete by
                                        the close of business on June 29, 2001.
--------------------------------------------------------------------------------
C holds 101 shares of Company           After the Transaction, C will continue
stock in his record account as of       to hold all 101 shares of Company stock.
June 29, 2001.
--------------------------------------------------------------------------------
D holds 99 shares of Company            The Company does not intend for the
stock in a brokerage account as         Transaction to affect stockholders
of June 29, 2001.                       holding Company stock in street name
                                        through a nominee (such as a bank or
                                        broker). However, nominees may have
                                        different procedures and Company
                                        stockholders holding stock in street
                                        name should contact their nominees to
                                        determine whether they will be affected
                                        by the Transaction.

                                        NOTE: If D holds fewer than 100 shares
                                        and desires to have his shares cashed
                                        out in the Transaction, he should
                                        contact his broker to transfer them to
                                        his record name prior to June 29, 2001.
                                        He would have to act far enough in
                                        advance so that the transfer is complete
                                        by the close of business on June 29,
                                        2001.
--------------------------------------------------------------------------------

BACKGROUND AND PURPOSE OF THE TRANSACTION

The Company has an exceptionally large base of Registered Stockholders which is principally the result of the spinoff of the Company's predecessor from its corporate parent in May 1984. In the spinoff, each of the parent registered stockholders received Company stock in proportion to their parent stock. Since that time, the Company has been able to reduce its total number of Registered Stockholders by offering several programs that have allowed the Registered Stockholders with small accounts to sell their holdings cost-effectively. However, the Company still has a large number of Registered Stockholders with less than 100 shares.

As of January 16, 2001, 3,999 Registered Stockholders owned fewer than 100 shares of stock. At that time, these stockholders represented approximately 85% of the total number of Registered Stockholders, but they owned less than .5% of the total number of the outstanding shares of the Company's stock. The Transaction will provide these Registered Stockholders with fewer than 100 shares with a cost-effective way to cash out their investments, because the Company will pay all transaction costs in connection with the Transaction. In most other cases, small stockholders would likely incur brokerage fees disproportionately high relative to the market value of their shares if they wanted to sell their stock. In addition, some small stockholders might even have difficulty finding a broker willing to handle such small transactions. The Transaction, however, eliminates these problems for most small stockholders.

Moreover, the Company will benefit from substantial cost savings as a result of the Transaction. The costs of administering each Registered Stockholder's account is the same regardless of the number of shares held in each account. Therefore, the Company's costs to maintain thousands of small accounts are disproportionately high when compared to the total number of shares involved.

In light of these disproportionate costs, the Board believes that it is in the best interests of the Company and its stockholders as a whole to eliminate the administrative burden and costs associated with small record accounts with fewer than 100 shares of Company stock.

The Company may in the future pursue alternative methods of reducing its stockholder base whether or not the Transaction is approved, including odd-lot tender offers and programs to facilitate sales by stockholders of odd-lot holdings. However, there can be no assurance that the Company will decide to engage in any such transaction.

EFFECT OF THE TRANSACTION ON COMPANY STOCKHOLDERS

Stockholders With a Record Account of Fewer Than 100 Shares:

If the Company completes the Transaction, a Cashed-Out Stockholder (i.e., a stockholder holding fewer than 100 shares of Company common stock in a record account immediately prior to the reverse stock split):

      o Will not receive a fractional share of Company stock as a result of the reverse split.

      o Instead of receiving a fractional share of Company stock, will receive cash equal to the average trading price of the affected shares. See "Determination of Trading Price" below.

      o After the reverse split, will have no further interest in the Company with respect to cashed-out shares. These shares will no longer be entitled to the right to vote as a stockholder or share in the Company's assets, earnings, or profits.

      o Will not have to pay any service charges or brokerage commissions in connection with the Transaction.

      o As soon as practicable after June 29, 2001, will receive cash for the common stock held in his record account immediately prior to the reverse split in accordance with the procedure described below.

      o A Cashed-Out Stockholder with a stock certificate representing cashed-out shares will receive a transmittal letter from the Company as soon as practicable after June 29, 2001. The letter of transmittal will contain instructions on how to surrender stock certificate(s) to the Company's transfer agent, Mellon Investor Services LLC, for cash payment. Cash payments will not be made until outstanding certificate(s) are surrendered to Mellon Investor Services LLC, together with a completed and executed copy of the letter of transmittal. Registered Stockholders should not send certificates until they receive a letter of transmittal. For further information, see "Stock Certificates" below.

      o All amounts owed to stockholders will be subject to applicable federal income tax and state abandoned property laws.

      o No interest will be paid on cash payments owed as a result of the Transaction.

--------------------------------------------------------------------------------
   NOTE: Registered Stockholders who would be cashed out as part of the Transaction but want to continue to hold Company stock after the Transaction may do so by taking any of the following actions far enough in advance so that it is complete by June 29, 2001:

   (1) Purchase a sufficient number of shares of Company stock on the open market and have them registered so that they hold at least 100 shares in their record account immediately prior to the reverse split; or

   (2) if applicable, consolidate record accounts so that they hold at least 100 shares of Company stock in one record account immediately prior to the reverse split; or

   (3) transfer their registered shares into street or nominee name.
--------------------------------------------------------------------------------

Registered Stockholders With 100 or More Shares:

Registered Stockholders with 100 or more shares of common stock in a record account as of 6:00 p.m. on June 29, 2001 will first have their shares converted into one hundredth of the number of shares held immediately prior to the reverse split. One minute after the reverse split, at 6:01 p.m., such shares will be reconverted in the forward stock split into 100 times the number of shares held after the reverse split, which is the same number of shares held before the reverse split. As a result, the Transaction will not affect the number of shares held in record name of a Registered Stockholder who holds 100 or more shares in a record account immediately prior to the reverse split.

Beneficial Owners of Company Stock:

The Company does not intend for the Transaction to affect stockholders holding Company stock in street name through a nominee (such as a bank or broker). However, nominees may have different procedures and stockholders holding Company stock in street name should contact their nominees to determine whether they will be affected by the Transaction.

--------------------------------------------------------------------------------
   NOTE: A beneficial owner of fewer than 100 shares of Company stock who wants to have his shares exchanged for cash in the Transaction should instruct his nominee to transfer his shares into a record account in his name in a timely manner so that he will be considered a holder of record immediately prior to the reverse split.
--------------------------------------------------------------------------------

Current and Former Company Employees and Directors:

An employee or director of the Company (or a former employee or director) may own Company restricted stock and/or hold options to purchase stock through the Employee Stock Option Plan or the Outside Director Stock Option Plan. A holder of Company restricted stock in street name will not be affected by the Transaction. Similarly, the Transaction will not affect the number of options held to acquire Company stock under either of the Company's stock plans. Holders of fewer than 100 restricted shares of Company stock in a registered account would have those shares converted into the right to receive cash under the Transaction; however, the Company does not believe that there are any such accounts.

DETERMINATION OF TRADING PRICE

In order to avoid the expense and inconvenience of issuing fractional shares to Registered Stockholders who hold fewer than 1 share in a record account after the reverse split, under Delaware state law the Company may either arrange for the sale of these fractional shares or pay cash for their fair value. If stockholders approve this proposal at the annual meeting and the Transaction is completed, the Board of Directors will elect to pay cash for the fractional shares based on the average trading price of the common stock that is cashed out. The Cashed-Out Stockholders will receive cash equal to the trading price of the shares they held immediately prior to the reverse split in record accounts with fewer than 100 shares of Company stock based on the average daily closing price per share of Company common stock on the NASDAQ National Market for the ten trading days immediately before and including June 29, 2001, without interest.

EFFECT OF THE TRANSACTION ON COMPANY

The Transaction will not affect the public registration of the Company's common stock with the SEC under the Securities Exchange Act of 1934, as amended. Similarly, the Transaction will not affect the Company's continued listing of common stock on the NASDAQ National Market.

The Company's Charter currently authorizes the issuance of 50 million shares of common stock. The number of authorized shares of common stock will not change as a result of the Transaction. On the other hand, the total number of outstanding shares of Company common stock will be reduced by the number of shares held by the Cashed-Out Stockholders immediately prior to the reverse split. Based on the Company's best estimates if the Transaction had taken place as of January 16, 2001, the number of outstanding shares of common stock would have been reduced by the Transaction by approximately 64,150 assuming no Registered Stockholders who would become Cashed Out Stockholders took steps to retain their shares and no beneficial stockholders took steps to cash out their shares. In addition, the number of registered holders of Company common stock would have been reduced from approximately 4,723 to 724 or by approximately 3,999 stockholders.

The Company has no current plans to issue common stock other than pursuant to the Company's existing stock plans. However, if the number of additional authorized but unissued shares was increased, the Board would have more flexibility in the management of the Company's capitalization and its ability to provide stock-based incentives to its officers and other employees. Unless legally required to do so, the Board will not seek further stockholder authorization before issuing stock. Stockholders will not have any preemptive or other preferential rights to purchase any of the Company's stock that may be issued by the Company in the future, unless such rights are specifically granted to the stockholders.

The total number of fractional shares that will be purchased and the total cash to be paid by the Company are unknown. However, if the Transaction had been completed as of January 16, 2001, when the average daily closing price per share of Company stock on the NASDAQ National Market for the ten trading days immediately preceding and including such date was $2.27, then the cash payments that would have been issued to Cashed-Out Stockholders instead of fractional shares would have been approximately $145,755 with approximately 64,150 shares purchased by the Company. The actual amounts will depend on the number of Cashed-Out Stockholders on June 29, 2001, which may vary from the number of such stockholders on January 16, 2001. In addition, the average daily closing price per share of Company stock on the NASDAQ National Market for the ten trading days prior to and including June 29, 2001 cannot be predicted.

The par value of the Company's common stock will remain at $.01 per share after the Transaction.

STOCK CERTIFICATES

In connection with the Transaction, a new CUSIP number will identify the Company's common stock. This new CUSIP number will appear on any stock certificates representing shares of common stock issued after June 29, 2001. The Transaction will not affect any certificates representing shares of common stock held by Registered Stockholders owning 100 or more shares immediately prior to the reverse split. Old certificates held by any of these stockholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate. Any stockholder with 100 or more shares immediately prior to the reverse split who wants to receive a certificate bearing the new CUSIP number can do so at any time by contacting the Company's transfer agent at 800-777-3674 for instructions on how to surrender old certificates. After June 29, 2001, an old certificate presented to an exchange agent in settlement of a trade will be exchanged for a new certificate bearing the new CUSIP number.

As described above, any Cashed-Out Stockholder with share certificates will receive a letter of transmittal after the Transaction is completed. These stockholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to the Company's transfer agent before they can receive cash payment for their shares.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Certain federal income tax consequences to the Company and stockholders resulting from the Transaction are summarized below. This summary is based on existing U.S. Federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to stockholders in light of their individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules, including but not limited to: stockholders who received Company stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that stockholders have held, and will hold, their shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended. Stockholders should consult their tax advisors as to the particular federal, state, local, foreign, and other tax consequences, in light of their specific circumstances.

The federal income tax consequences to stockholders will depend on their individual situations as discussed below.

Federal Income Tax Consequences to Stockholders Who Are Not Cashed Out by the
Transaction:

Any stockholder who (1) continues to hold Company stock immediately after the Transaction, and (2) receives no cash as a result of the Transaction, will not recognize any gain or loss in the Transaction and will have the same adjusted tax basis and holding period in his Company stock as he had in such stock immediately prior to the Transaction.

Federal Income Tax Consequences to Cashed-Out Stockholders:

The tax consequences to any stockholder who receives cash as a result of the Transaction will depend on whether, in addition to receiving cash, such stockholder or a person or entity related to such stockholder continues to hold stock immediately after the Transaction, as explained below.

      a. Stockholders Who Exchange All of Their Company Stock for Cash as a Result of the Transaction.

A stockholder who (1) receives cash in exchange for a fractional share as a result of the Transaction, (2) does not continue to hold any Company stock immediately after the Transaction, and (3) is not related to any person or entity which holds Company stock immediately after the Transaction, will recognize capital gain or loss. The amount of capital gain or loss recognized will equal the difference between the cash received for cashed-out stock and the stockholder's aggregate adjusted tax basis in such stock.

A stockholder related to a person or entity who continues to hold Company stock immediately after the Transaction will recognize gain in the same manner as set forth in the previous paragraph, provided that the receipt of cash either (1) is "not essentially equivalent to a dividend," or (2) is a "substantially disproportionate redemption of stock," as described below.

         o "Not Essentially Equivalent to a Dividend." A stockholder will satisfy the "not essentially equivalent to a dividend" test if the reduction in his proportionate interest in the Company resulting from the Transaction is considered a "meaningful reduction" given the stockholder's particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation may meet this test.

         o "Substantially Disproportionate Redemption of Stock" The receipt of cash in the Transaction will be a "substantially disproportionate redemption of stock" for a stockholder if the percentage of the outstanding shares of stock owned by the stockholder immediately after the Transaction is less than 80% of the percentage of shares of Company stock owned by him immediately before the Transaction.

In applying these tests, a stockholder will be treated as owning shares actually or constructively owned by certain individuals and entities related to the stockholder. If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of the stockholder's ratable share of the Company's undistributed earnings and profits either for 2001 or on a cumulative basis, then as a tax-free return of capital to the extent of aggregate adjusted tax basis in shares, and any remaining gain will be treated as capital gain. See "Maximum Tax Rates Applicable to Capital Gain" below.

         b. Stockholders Who Both Receive Cash and Continue to Hold Company Stock Immediately After the Transaction.

A stockholder who both receives cash as a result of the Transaction and continues to hold Company stock immediately after the Transaction, generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of the stockholder's shares of Company stock plus the cash received over the stockholder's adjusted tax basis in the shares, or (2) the amount of cash received in the Transaction. In determining whether a stockholder continues to hold stock immediately after the Transaction, a stockholder will be treated as owning shares actually or constructively owned by certain related individuals and entities. The aggregate adjusted tax basis in shares of stock held immediately after the Transaction will be equal to the aggregate adjusted tax basis in shares of Company stock held immediately prior to the Transaction, increased by any gain recognized in the Transaction, and decreased by the amount of cash received in the Transaction.

Any gain recognized in the Transaction will be treated, for federal income tax purposes, as capital gain, provided that receipt of cash either (1) is "not essentially equivalent to a dividend" with respect to the stockholder, or (2) is a "substantially disproportionate redemption of stock" with respect to the stockholder. (Each of the terms in quotation marks in the previous sentence is discussed above under the heading "Stockholders Who Exchange All of Their Company Stock for Cash as a Result of the Transaction.") In applying these tests, a stockholder may possibly take into account sales of shares of Company stock that occur substantially contemporaneously with the Transaction. If gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to the extent of the stockholder's ratable share of the Company's undistributed earnings and profits either for 2001 or on a cumulative basis, then as a tax-free return of capital to the extent of the stockholder's aggregate adjusted tax basis in the stockholder's shares, and any remaining gain will be treated as a capital gain.

Maximum Tax Rates Applicable to Capital Gain:

Net capital gain (defined generally as total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 20%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations.

As explained above, amounts paid to stockholders as a result of the Transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income depending on the stockholder's individual circumstances. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTION, IN LIGHT OF THEIR SPECIFIC CIRCUMSTANCES.

APPRAISAL RIGHTS

Dissenting stockholders do not have appraisal rights under Delaware state law or under the Company's Charter or Bylaws in connection with the Transaction.

RESERVATION OF RIGHTS

The Board of Directors reserves the right to abandon the Transaction without further action by the stockholders at any time before the filing of the Charter amendments with the Delaware Secretary of State, even if the Transaction has been authorized by the stockholders at the annual meeting.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless specified otherwise in the proxy.

                                PROPOSAL NO. 4
                            SELECTION OF AUDITORS

The Board of Directors has selected Balukoff, Lindstrom & Co., P.A. ("Balukoff, Lindstrom"), as independent auditors for the Company's 2001 fiscal year. Balukoff, Lindstrom has examined the financial statements of the Company for each of its 1996-2000 fiscal years. Representatives of Balukoff, Lindstrom will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Balukoff, Lindstrom & Co., P.A. as the Company's independent accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Balukoff, Lindstrom to the stockholders for ratification as a matter of good corporate practice, and recommends that the stockholders vote for approval. If the stockholders fail to ratify the selection, the Board and the Audit Committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is requested to ratify the selection of Balukoff, Lindstrom & Co., P.A. Abstentions will be counted toward the tabulation of votes cast on this Proposal No. 4 and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

                              EXECUTIVE OFFICERS

NAME AND PRINCIPAL POSITION          AGE             CITY/STATE       DIRECTOR/OFFICER
---------------------------          ---             ----------       ----------------
Jack K. Lemley
    Chairman, Chief Executive                                           Director-1992
    Officer and President             66           Boise, Idaho          Officer-1995

James R.. Baumgardner
    Senior Vice President
    Chief Financial Officer           38           Boise, Idaho                  1999

L. Gary Davis
   Vice President and Controller      47           Boise, Idaho                  1996

Zaki K. Naser
    Executive Vice President
    Operations Manager                59           Boise, Idaho                  1999

Stephen A. Romano
    Vice President                    46           Boise, Idaho                  1998

Robert S. Thorn
    Vice President                    78           Boise, Idaho                  1996

Barbara Trenary
     Vice President                   46           Boise, Idaho                  2001

JACK K. LEMLEY'S business biography is located in the section concerning election of directors.

JAMES R. BAUMGARDNER, Senior Vice President and Chief Financial Officer. Mr. Baumgardner joined the Company on November 1, 1999 as Senior Vice President and Chief Financial Officer. From 1995 until joining the Company, Mr. Baumgardner was the Corporate Treasurer of WaferTech and Symbios Logic, Inc., both large manufacturing companies. From 1988 to 1995, Mr. Baumgardner was a Vice President with Silicon Valley Bank and Commercial Lender with First Interstate Bank, where he focused on commercial loans to high technology start-ups and turn-arounds. Mr. Baumgardner holds both a BS and MBA from Oregon State University.

L. GARY DAVIS served as a consultant to the Company from December 1995 to May 1996 when he accepted the position of Assistant Controller and Director of Audit. In July of 1999, he was appointed Vice-President and Corporate Controller. Prior to joining the Company, he was Vice-President and Controller of Micron Construction, a partially owned subsidiary of Micron Technology Inc. Before this Mr. Davis served as Director of Finance and Administration for the Environmental Services Group of Morrison-Knudsen Corporation from 1978 to 1993. Mr. Davis holds a BA from Boise State University and is a Certified Public Accountant.

ZAKI K. NASER, Executive Vice President and Operations Manager. Mr. Naser was appointed Executive Vice President and Operations Manager in September 1999. Mr. Naser previously managed US Ecology's Beatty, Nevada hazardous waste treatment and storage facility. Mr. Naser joined the Company in
1995.   Prior to joining the Company, Mr. Naser held various senior positions with Chemical Waste Management, Laidlaw Environmental Services, and Control Systems. Mr. Naser holds an MS in Analytical Chemistry from California Polytechnical University at Pomona.

STEPHEN A. ROMANO has served with the Company for 12 years in various positions of increasing responsibility. He originally joined the Company to site and license the Ward Valley, California disposal site. Prior to joining the Company, Mr. Romano held various positions with the U.S. Nuclear Regulatory Commission, the State of Wisconsin and EG&G. Mr. Romano holds both a BS and MBA from the University of Wisconsin.

ROBERT S. THORN served as a consultant to the Company from November 1995 to May 1996 when he accepted the position of Vice President, Administration and Chief Accounting Officer. Prior to that time, Mr. Thorn served as a consultant with Lemley and Associates, Inc., a consulting engineering firm, from 1994 to November 1995. Mr. Thorn also served as U.K. Controls Director for Transmanche-Link, J.V. which designed and built the tunnels and related transportation infrastructure to provide train service between England and France.

BARBARA A. TRENARY served the Company as a consultant, positioning the Company for Federal services, prior to being appointed Vice President in February, 2001. Previous assignments include Chief Operating Officer for Frezant & Associates, Seattle and Regional Manger positions for Morrison-Knudsen Corporation. Her 22-year career has also included project management, including the Denver Radium Site at Fluor Daniel, and Health & Safety management for Hewlett Packard and Morrison-Knudsen. Ms. Trenary holds an Industrial Hygiene/Chemistry degree from Colorado State University.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of common stock and preferred stock and changes in such ownership be filed with the Securities and Exchange Commission by
Section 16 "reporting persons" including directors, certain officers, holders of more than 10% of the outstanding common stock or preferred stock, and certain trusts of which reporting persons are trustees. The Company is required to disclose in this proxy statement each reporting person whom it knows has failed to file any required reports under Section 16 on a timely basis. Based solely upon a review of copies of Section 16 reports furnished to the Company for the year ended December 31, 2000 and written statements confirming that no other reports were required, to the Company's knowledge, all Section 16 reporting requirements applicable to known reporting persons were made timely throughout the year except for (i) the late filing by Stephen Romano of his Form 4 statement for the month of June 2000 filed July 11, 2000 rather than July 10, 2000 as required and (ii) the late filing by Dan Rostenkowski of his initial report on Form 3 which was filed on February 21, 2001 rather than on July 23, 2000 as required.

                             EXECUTIVE COMPENSATION

The following table shows, for each of the three years ended, compensation awarded or paid to, or earned by the Company's Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2000 and the prior two years in all capacities.

                           SUMMARY COMPENSATION TABLE

                                                                               Long-Term             All Other
Name and Principal Position                Annual Compensation(1)             Compensation        Compensation(2)
---------------------------          --------------------------------    ---------------------    ---------------
                                     Year        Salary       Bonus       Grant       Options
                                     ----       --------     --------    -------      --------
                                                                                      (shares)
                                                                                      --------
Jack K. Lemley                       2000       $215,539          -0-        -0-          -0-          $19,875
   Chairman, Chief Executive         1999       $155,769          -0-        -0-          -0-          $23,174
   Officer and President             1998       $150,000          -0-        -0-      424,922          $21.866

James R. Baumgardner                 2000       $134,000        7,000        -0-          -0-          $32,205
   Senior Vice President,            1999        $20,615          -0-        -0-       50,000              -0-
   Chief Financial Officer           1998            -0-          -0-        -0-          -0-              -0-

Zaki K. Naser                        2000       $135,000      $10,200        -0-       50,000          $35,151
   Executive Vice President          1999       $114,442      $21,662        -0-        4,500           $7,324
   Operations Manager                1998        $84,020      $28,604        -0-          -0-              -0-

Stephen A. Romano                    2000       $105,000      $10,000        -0-          -0-              -0-
   Vice President                    1999       $109,036          -0-        -0-        1,500              -0-
                                     1998        $34,065          -0-        -0-          -0-              -0-

 Barbara Trenary(3)                  2000        $43,846          -0-    $20,000        5,926              -0-
   Vice President                    1999            -0-          -0-        -0-          -0-              -0-
                                     1998            -0-          -0-        -0-          -0-              -0-

---------------------
(1) Includes dollar value base salary earned by the named executive officer during the fiscal year ending December 31, 2000 as permitted by rules established by the SEC. The Company had 26 administrative pay periods and 52 union pay periods in 2000.

(2) Includes the amount of premium paid by the Company for group term life insurance with benefits for each named executive officer, and the amount of the Company's matching contribution under the Company's 401(k) Savings Plan and the Company's Retirement Plan, and in the case of Mr. Lemley, the premium paid on a split benefit whole life insurance policy and automobile lease, while others have housing or miscellaneous compensation.

(3) Ms. Trenary joined the Company on July 21, 2000 with an annual salary of $120,000.

The Company, on a discretionary basis, may grant options to its executive officers under the 1992 amended and restated employee stock option plan. As of December 31, 2000, options to purchase 898,500 shares were outstanding with 330,400 shares remaining available for grant. Under the 1988 Employee Stock Option Plan 260,000 shares were still outstanding at December 31, 2000 and all other options expired. The following table provides information concerning 2000 stock option grants to the Company's executive officers.

                               2000 OPTION GRANTS

                                                                           Potential Realizable Value at Assumed
                                                                                Annual Rates of Stock Price
                                    Individual Grants                           Appreciation for Option Term
                    --------------------------------------------   ----------------------------------------------------------
                     Number of   Percent of                                0%                 5%                  10%
                    Securities   all Options                       -----------------   -----------------    -----------------
                    Underlying   Granted to   Exercise              Stock               Stock               Stock
Name                Options(4)   Employees     Price    Expires     Price     Value     Price     Value     Price      Value
----                ----------   ----------   --------  --------   ------    -------   ------    -------    ------    -------
J. Lemley               -0-          -0-        -0-        -0-       -0-       -0-       -0-       -0-       -0-        -0-
J. Baumgardner          -0-          -0-        -0-        -0-       -0-       -0-       -0-       -0-       -0-        -0-
L. Davis                -0-          -0-        -0-        -0-       -0-       -0-       -0-       -0-       -0-        -0-
Z. Naser              10,000         3.9       $1.25    04/10/05    $3.50    $22,500    $4.47    $32,000    $ 5.64    $43,900
Z. Naser              10,000         3.9       $3.00    04/10/05    $3.50    $5,000     $4.47    $14,700    $ 5.64    $26,400
Z. Naser              10,000         3.9       $3.50    04/10/05    $3.50      -0-      $4.47     $9,700    $ 5.64    $21,400
Z. Naser              20,000         7.8       $5.00    04/10/05    $3.50      -0-      $4.47       $0      $5.64     $12,800
S. Romano               -0-          -0-        -0-        -0-       -0-       -0-       -0-       -0-       -0-        -0-
R. Thorn                -0-          -0-        -0-        -0-       -0-       -0-       -0-       -0-       -0-        -0-
B. Trenary             5,926          2        $3.38    07/21/10    $3.38      -0-      $6.12    $16,267    $8.75     $ 31,852

The following table provides information concerning executive officers' stock options exercised in 2000 and those remaining outstanding at the end of 2000.

             AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END VALUES

                                                         Number of Shares               Value of Unexercised
                                                      Underlying Unexercised           In-the-Money Options(5)
                            Shares                            Options                     at Fiscal Year-End
                          Acquired on     Value     -----------------------------    ------------------------------
Name                       Exercise      Realized   Exercisable     Unexercisable    Exercisable      Unexercisable
----                       --------      --------   -----------     -------------    -----------      -------------
Jack K. Lemley                 -0-         N/A         695,422        100,000         $482,767           $  -0-
James R. Baumgardner           -0-         N/A          50,000            -0-         $  8,750           $  -0-
L. Gary Davis                  -0-         N/A           4,200            300         $  1,605           $  263
Zaki K. Naser               10,000     $24,375          46,900            600         $  2,933           $  525
Stephen A. Romano              -0-         N/A          11,250          3,750         $  4,894           $1,631
Robert S. Thorn                -0-         N/A          12,100            400         $  2,893           $  350
Barbara Trenary                -0-         N/A           5,926            -0-              -0-           $  -0-

COMPENSATION COMMITTEE REPORT.

The Compensation Committee of the Board of Directors is composed entirely of outside directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. The Committee also reviews and approves the Company's compensation and benefit plans and administers the key employee and executive officer 1992 Stock Option Plan. The following report describes the basis on which the Compensation Committee with respect to the executive officers of the Company made the 2000 compensation determinations.

--------------------
(4) All options granted were exercisable as of the option grant date which was May 17, 2000 as to Mr. Naser and July 21, 2000 as to Ms. Trenary.

(5) A stock option is considered to be "in-the-money" if the price of the related stock is higher than the exercise price of the option. The closing market price of the Company's common stock was $2.125 per share on the NASDAQ National Market at the close of business on December 29, 2000.

The Company believes that executive compensation should reflect value created for stockholders in furtherance of the Company's strategic goals. The following objectives are among those utilized by the Compensation Committee:

     1. Executive compensation should be meaningfully related to long-term and short-term value created for stockholders.

     2. Executive compensation programs should support the long-term and short-term strategic goals and objectives of the Company.

     3. Executive compensation programs should reflect and promote the Company's overall value, business standards and reward individuals for outstanding contributions to the Company.

     4. Short and long term executive compensation are critical factors in attracting and retaining well-qualified executives.

Currently the Company has a compensation program based on three components: a base salary, a related bonus program tied to Company performance, and a stock option program. The Compensation Committee regularly reviews the various components of the compensation program to ensure that they are consistent with the Company's objectives. In February 2000, the Committee agreed that a new incentive program was to be implemented that would reward all Company employees with stock options if certain milestones were met compared to the financial budget. This plan was never formally announced to the employees since the Company did not achieve the target set by the plan for options to be granted.

BASE SALARY -- The Compensation Committee, in determining the appropriate base salaries of its executive officers, generally considers the level of executive compensation in similar companies in the industry. In addition, the Compensation Committee takes into account (i) the performance of the Company and the roles of the individual executive officers with respect to such performance, (ii) the particular executive officer's specific experience and responsibilities, and
(iii) the performance of such executive officer in those areas of responsibility. The base salaries for 2000 were established by the Committee at levels believed to be at or somewhat below competitive amounts paid to executives of companies in the environmental industry with comparable qualifications, experience and responsibilities. During 2000, Jack K. Lemley, the Chief Executive Officer of the Company, received a base salary of $229,000, which the Committee believes to be average for the base salary of chief executive officers with comparable qualifications, experience and responsibilities of other companies in the environmental industry.

ANNUAL INCENTIVES -- The bonus program in effect during 2000 provided direct financial incentives to select individuals in the form of a cash bonus for exceeding the Company's goals or for outstanding performance. The Committee awarded cash bonuses based on the performance of the Company relative to its budgeted net income for the fiscal year end, and other pertinent absolute and relative criteria.

LONG-TERM INCENTIVES -- Beginning with year 2000, the committee intends to finalize the plan for stock option bonuses to replace the cash bonus plan and provide all non-union employees an incentive better aligning the employees interests with those of the shareholders. The details of this plan are still under development. The stock option program is the Company's long-term incentive plan for executive officers and key employees. The objectives of the stock option program are to align executive officer compensation and shareholder return, and to enable executive officers to develop and maintain a significant, long-term stock ownership position in the Company's common stock. In addition, grants of stock options to executive officers and others are intended to retain and motivate executives to improve long-term corporate and stock market performance. Stock options are generally granted at no less than the market value on the grant date, and will only have value if the Company's stock price increases above the grant price. During 2000, the Company granted no options to Mr. Lemley, but three other employees were granted options to purchase 255,926 shares of the Company's common stock at prices ranging from $1.25 to $5.00 per share.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of March 10, 2001, the beneficial ownership (as defined in the rules of the Securities and Exchange Commission) of the Company's common stock by (a) beneficial owners of more than five percent; and
(b) beneficial ownership of management. Unless otherwise noted, each beneficial owner identified has sole voting and investment power with respect to the shares indicated.

(a) BENEFICIAL OWNERS

  Name and Address                                 Number of Shares        Percent of
 of Beneficial Owner                              Beneficially Owned         Class
 -------------------                              ------------------         -----
Edward F. Heil(6)...........................           5,031,987             32.87%
8052 Fisher Island Drive
Fisher Island, FL 33109

Rotchford L. Barker(7)......................           3,210,026             20.76%
40 County Road 2AC
Cody, Wyoming  82414

Harry J. Phillips, Jr.(8)...................           2,734,158.5           18.94%
3 Riverway, Suite 170
Houston, Texas  77056

Jack K. Lemley(9)...........................             949,554              6.54%
805 West Idaho, Suite 200
Boise, Idaho  83702

Fayez Sarofim(10)...........................             872,080              6.35%
Fayez Sarofim & Co.
2907 Two Houston Center
Houston, Texas  77010

-----------------
(6) Pursuant to a Schedule 13-D/A filing on February 18, 1999, Mr. Heil reported that 2,808,874 shares of common stock were beneficially owned individually by Mr. Heil and 629,460 shares were beneficially owned by Mr. Heil in his capacity as trustee of a trust. In subsequent Form 4's, Mr. Heil reported the acquisition of an additional 14,402 common shares. Also included in the table are 67,500 shares subject to option, 511,751 shares of common stock if 35,245.90 Series D Preferred stock is converted, and 1,000,000 shares of common stock if 100,000 Series E Warrants are exercised.

(7) Pursuant to Form 4 filings in 2001, Mr. Barker reported beneficial shares owned including 1,476,673 shares of common stock. The shares in the table also include 45,851 common shares if 3,157.89 Series D preferred is converted, 1,650,000 common shares if 165,000 Series E Warrants are exercised, and 37,500 options.

(8) Pursuant to a Schedule 13-G filing on August 22, 2000, Mr. Phillips reported that he may be deemed the beneficial owner of 1,028,802 shares of common stock in his name, 1,010,206 shares of common stock owned of record by ECOL Partners II, ltd. ("Ecol Partners II") and 2,352 shares owned of record by Phillips Investments, Inc. Subsequently, on October 5, 2000, Mr. Phillips filed Form 144 stating his intent to sell 86,564 shares. However, the Company has no record of a filing showing he has sold such shares. In addition, Mr. Phillips filed a Form 4 on May 20, 2000 showing only 50,536 shares owned directly by him. The shares reported on Schedule 13-G are used above. As a sole shareholder of Phillips Investments, Inc., which is the general partner of ECOL Partners II, Mr. Phillips shares voting and investment power over the common stock owned by Phillips Investments, Inc. and ECOL Partners II. In addition, Mr. Phillips owns 48,403.90 shares of Series D Preferred stock, which may be converted into 702,798 shares of common stock.

(9) Mr. Lemley's beneficial shares include 150,000 shares of common stock owned by him and 16,250 owned by his wife, and 783,304 derivative shares. The derivative shares include 87,882 common shares if 6,052.71 shares of Series D preferred is converted, and 695,422 options exercisable within 60 days.

(10) Pursuant to a Schedule 13-G filing on February 15, 2001, Fayez Sarofim & Co., a registered investment advisor, and Mr. Fayez Sarofim reported that they may be deemed the beneficial owner of an aggregate 872,080 shares of the Company, consisting of 826,656 shares held by Mr. Sarofim, 33,509 shares in investment advisory accounts of his firm of which he has dispositive power, 11,784 shares held by Sarofim International Management Company, which he controls, and 131 shares as trustee over which he has shared voting power.

(b) DIRECTORS AND EXECUTIVE OFFICERS

                              Amount And Nature Of
Name Of Beneficial Owner      Beneficial Ownership         Percent Of Class
------------------------      --------------------         ----------------
DIRECTORS
Rotchford L. Barker                 3,210,026                    20.76
Paul C. Bergson(11)                  268,915                     1.94
Keith D. Bronstein(12)               605,963                     4.32
Patricia M. Eckert(13)                50,346                       *
Edward F. Heil                      5,031,987                    32.87
Jack K. Lemley                       949,554                     6.54
Dan Rostenkowski                       -0-                         *
Paul F. Schutt(14)                   289,824                     2.09
John J. Scoville(15)                 114,898                       *


EXECUTIVE OFFICERS
Jim R. Baumgardner(16)                65,000                       *
L. Gary Davis(17)                     4,969                        *
Zaki K. Naser(18)                     46,900                       *
Stephen A. Romano(19)                 30,450                       *
Robert S. Thorn(20)                   18,700                       *
Barbara Trenary(21)                   5,926                        *
All directors and
 executive officers
 as a group                         10,693,458                  57.33%
                                    ----------

*indicates less than 1%

----------------
(11) Mr. Bergson's beneficial ownership includes 111,415 shares of common stock, 57,500 options and 10,000 Series E Warrants exercisable for 100,000 shares of common stock.

(12) Mr. Bronstein's beneficial ownership includes 308,463 shares of common stock, 47,500 options and 25,000 Series E Warrants exercisable for 250,000 shares of common stock.

(13) Ms. Eckert's beneficial ownership includes 12,846 shares of common stock and 37,500 options.

(14) Mr. Schutt's beneficial ownership includes 108,849 shares of common stock and 47,500 options held by him and 69,264 shares held by Nuclear Fuel Services, Inc., and 64,211 shares if 52,632 Series D warrants are exercised. Mr. Schutt, as the chief executive officer of Nuclear Fuel Services, Inc., shares voting and investment power over the securities held by it.

(15) Mr. Scoville's beneficial ownership includes 22,171 shares of common stock, 80,500 options, and 12,227 shares if 842.11 shares of Series D preferred are converted.

(16) Mr. Baumgardner's beneficial ownership includes 15,000 shares of common stock purchased prior to employment and 50,000 options by grant.

(17) Mr. Davis' beneficial ownership includes 769 shares of common stock and 4,200 options.

(18) Mr. Naser's beneficial ownership includes 46,900 options.

(19) Mr. Romano's beneficial ownership includes 19,200 shares of common stock and 11,250 options.

(20) Mr. Thorn's beneficial ownership includes 6,600 shares of common stock and 12,100 options.

(21) Ms. Trenary's beneficial ownership includes 5,926 options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2000 the Company had no relationships or related transactions with its officers, directors or securities holders of more than five percent that would require disclosure under Securities and Exchange Commission Regulation S-K, Item 404.

STOCK PERFORMANCE(22)

The following graph compares the most recent five-year market-value performance of the Company's common stock to the NASDAQ's US and Foreign Stock Index, and a hazardous waste industry peer group(23) which the Company believes accurately reflects its competitors. The graph assumes that the value of the investment in the common stock and each index was $100 at December 31, 1992.


                                    [GRAPH]

                                 1995       1996       1997       1998        1999       2000
                                -----      -----       ----       ----        ----       ----
American Ecology Corporation    -65.0      -88.0        -86        -86         -82        -78
NASDAQ & US Index                53.0       74.0         94        152         309        178
Peer Group                      -66.0      -79.0        -69        -75         -84        -90

------------------
(22) Notwithstanding filings by the Company with the SEC that have incorporated or may incorporate by reference other SEC filings (including this proxy statement) in their entirety, this performance graph shall not be incorporated by reference into such filings and shall not be deemed to be filed with the SEC except as specifically provided otherwise or to the extent required by Item 402 of Regulation S-K.

(23) The companies which make up the Company's peer group are: 3CI Complete Compliance Corp.; Allied Waste; Clean Harbors, Inc.; Metalclad Corp; Perma-Fix Environmental Services, Inc; Safety Kleen Corp; and Waste Masters, Inc.

                        STOCKHOLDER PROPOSALS AT THE NEXT
                         ANNUAL MEETING OF STOCKHOLDERS

The Company must receive stockholder proposals submitted for inclusion in the Company's 2002 proxy materials and consideration at the 2002 annual meeting of stockholders no later than December 12, 2001. Stockholder proposals should be submitted to the Secretary of American Ecology Corporation, 805 W. Idaho, Suite 200, Boise, Idaho 83702. Any such proposal should comply with the Securities and Exchange Commission rules governing stockholder proposals submitted for inclusion in proxy materials.

OTHER MATTERS

The management and Board of Directors of the Company know of no other matters that may come before the Meeting. However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

A copy of the Company's Annual report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 805 W. Idaho Street, Boise, Idaho 83702 or may be accessed on the Internet at: http://www.americanecology.com.

                                    AMERICAN ECOLOGY CORPORATION

                                    JACK K. LEMLEY
                                    Chairman of the Board,
                                    Chief Executive Officer and President

                                              [LOGO]

                                                                     EXHIBIT "A"


                          AMERICAN ECOLOGY CORPORATION

                              AMENDED AND RESTATED

                     1992 OUTSIDE DIRECTOR STOCK OPTION PLAN


                                    ARTICLE I

                                     PURPOSE

      American Ecology Corporation, a Delaware corporation (the "Company"), is dependent for the successful conduct of its business on the initiative, effort and judgment of its directors. This Amended and Restated 1992 Outside Director Stock Option Plan (the "Plan") is intended to provide the outside directors of the Company additional compensation for their service as directors and an incentive, through options to acquire stock in the Company, to increase the value of the Company's Common Stock, par value $0.01 per share ("Common Stock").


                                   ARTICLE II

                                 ADMINISTRATION

      The Plan shall be administered by the Board of Directors of the Company (the "Board"). Subject to the express provisions of the Plan and the policies of each stock exchange on which any of the Company's stock at any time may be traded, the Board shall have plenary authority (i) to construe and interpret the Plan, (ii) to define the terms used therein, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, and (iv) to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Board shall be binding and conclusive on all participants in the Plan and their legal representatives and beneficiaries. No member of the Board shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction under the Plan.

                                   ARTICLE III

                          ELIGIBILITY AND PARTICIPATION

      Under the Plan each director who at the time of his initial election to the Board is not an employee of the Company shall, effective as of the date of his initial election to the Board, be granted a stock option to purchase from the Company 7,500 shares of the Company's common stock, par value $0.01 per share ("Common Stock") at a price determined as set forth in Article IV below.

      Under the Plan each director who at the time of each re-election to the Board is not an employee of the Company, shall, effective as of the date of his reelection to the Board, be granted a stock option to purchase from the Company 10,000 shares of the Company's Common Stock at a price determined as set forth in Article IV below.

      Under the Plan, each director who is not an employee of the Company may elect to receive annual directors' fees in common stock of the Company issued on a quarterly basis from the Plan. The fair market value of the stock and corresponding number of shares to be issued shall be determined as of the last stock exchange trading day of the relevant calendar quarter for which the directors' fees are to be paid, in accordance with Article IV (e) below.

      Each director described in the preceding three paragraphs is referred to herein as an "Eligible Outside Director".


                                   ARTICLE IV

                     TERMS AND CONDITIONS OF STOCK OPTIONS;

                       STOCK OPTION PRICE; TRANSFERABILITY

      (a) Each stock option granted under the Plan shall be evidenced by a Director Stock Option Agreement (the "Agreement") in substantially the form attached hereto as Exhibit A, or such other form as may be hereafter approved by the Board on the advice of counsel to the Company. The Agreement shall be executed by the Company and the optionee. The sale of the shares issued on the exercise of a stock option by any person subject to Section 16 of the 1934 Act shall not be allowed until at least six months after the later of (i) the approval of this Plan by the shareholders of the Company in accordance with
Article VIII hereof or (ii) the grant of the stock option. Such determination for each stock option is to be made prior to or at the time that stock option is granted.

      (b) The per share stock option price shall be an amount equal to the Fair Market Value (as defined below) of the Common Stock on the date of grant of the stock option. In no event shall the stock option price be less than the par value of the Company's Common Stock.

      (c) Stock options granted hereunder shall not be transferable otherwise than by will or operation of the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended (the "Code"), or Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"), or the rules thereunder.

      (d) No stock option granted hereunder shall be exercisable unless the Plan and all shares issuable on the exercise thereof have been registered under the Securities Act of 1933, as amended (the "1933 Act") and all other applicable securities laws, and there is available for delivery a prospectus meeting the requirements of Section 10 of the 1933 Act, or the Company shall have first received the opinion of its counsel that registration under the 1933 Act and all other applicable securities laws is not required in connection with such issuance. At the time of exercise, if the shares with respect to which the stock option is being exercised have not been registered under the 1933 Act and all other applicable securities laws, the Company may require the optionee to provide the Company whatever written assurance counsel for the Company may require that the shares are being acquired for investment and not with a view to the distribution thereof, and that the shares will not be disposed of without the written opinion of such counsel that registration under the 1933 Act and all other applicable securities laws is not required. Share certificates issued to the optionee upon exercise of the stock option shall bear a legend to the foregoing effect to the extent counsel for the Company deems it advisable.

      (e) For purposes of the Plan, the term "Fair Market Value" on any date shall mean (i) if the Common Stock is listed or admitted to trade on a national securities exchange or national market system, the closing price of the Common Stock, as published in the Wall Street Journal, so listed or admitted to trade on such date or, if there is no trading of the Common Stock on such date, then the closing price of the Common Stock on the next preceding date on which there was trading in such shares; (ii) if the Common Stock is not listed or admitted to trade on a national securities exchange or national market system, the mean between the bid and asked price for the Common Stock on such date, as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting such information; or (iii) if the Common Stock is not listed or admitted to trade on a national securities exchange and if bid and asked prices for the Common Stock are not so furnished through NASDAQ or a similar organization, the value established by the Board for purposes of the Plan. In addition to the above rules, Fair Market Value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

                                    ARTICLE V

                   SHARES SUBJECT TO PLAN AND DURATION OF PLAN

      The Plan shall expire and terminate on the earlier of (i) the date ten years from the effective date of this Plan, or (ii) the date on which there have been granted to Eligible Outside Directors pursuant to the Plan stock options to purchase an aggregate of 1,000,000 shares of the Common Stock. Shares subject to stock options under the Plan may be either authorized and unissued shares or issued shares, which have been acquired by the Company and are being held in its treasury, in the sole discretion of the Board.

                                   ARTICLE VI

                                   ADJUSTMENTS

      Adjustments Upon Changes in Capitalization. Subject to any required action by the Company's directors and shareholders, the number of shares provided for in each outstanding stock option and the price per share thereof, and the number of shares provided for in the Plan, shall be proportionately adjusted for any increase or decrease in the number of issued shares of the Company's Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the Common Stock), a stock split, a reverse stock split, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company, and shall also be proportionately adjusted in the event of a spin-off, spin-out, or other distribution of assets to shareholders of the Company, to the extent necessary to prevent dilution of the interests of grantees pursuant to the Plan or of the other shareholders of the Company, as applicable. If the Company shall engage in a merger, consolidation, reorganization or recapitalization, each outstanding stock option (or if such transaction involves less than all of the shares of the Company's Common Stock, then a number of stock options proportionate to the number of such involved shares), shall become exercisable for the securities and other consideration to which a holder of the number of shares of the Company's Common Stock subject to each such stock option would have been entitled to receive in any such merger, consolidation, reorganization or recapitalization.

      Acceleration. In the event of a potential merger or consolidation involving the Company regardless of whether the Company is the surviving entity of such merger or consolidation, a potential liquidation or dissolution of the Company, a potential sale or other disposition by the Company of all or substantially all of its assets, or a potential sale or other disposition by the shareholders of the Company of all or substantially all of the outstanding Common Stock to one purchaser (any such merger, consolidation, liquidation, dissolution, or sale being referred to herein as a "Significant Event"), then the Company shall have the option of terminating all outstanding stock options upon the actual occurrence of the Significant Event, by notice to all optionees at least 15 days before the occurrence of the Significant Event. Any exercise by an optionee in these circumstances may be conditioned upon the occurrence of the Significant Event. Upon the actual occurrence of the Significant Event, each outstanding stock option shall terminate if the Company exercises its option under this paragraph (b). If the potential Significant Event does not in fact occur for any reason, then the Company's exercise of its option under this paragraph (b) shall have no effect and his or her rights will be the same as if the Company had never exercised its option under this paragraph (b). --

      (c) Change of Par Value. In the event of a change in the Company's Common Stock which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of the Plan.

      (d) Miscellaneous. The adjustments provided for in this Article shall be made by the Board whose determination in that respect shall be final, binding and conclusive. Except as hereinbefore expressly provided in this Article, the holder of a stock option shall not be entitled to the privilege of stock ownership as to any shares of Common Stock or other stock not actually issued and delivered to the holder. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect and no adjustment by reason thereof shall be made with respect to the number or price of shares of the Company's Common Stock subject to any stock option. The grant of a stock option pursuant to the Plan shall not affect in any way the right or power of the Company to, among other things, make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve or liquidate or sell or transfer all or any part of its business or assets.

                                   ARTICLE VII

                           AMENDMENT OR DISCONTINUANCE

      The Board may at any time and from time to time amend the Plan, as it shall deem advisable, provided that the Plan may not be amended more than once every six months, other than to comport with changes in the Code, ERISA, or the rules thereunder. In addition to Board approval of any amendment to the Plan, if the Board further determines on advice of counsel that it is necessary or desirable to obtain shareholder approval of any amendment to the Plan in order to comply with Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, or any successor rule, as it shall read as of the time of amendment, or for any other reason, then the effectiveness of any such amendment may be conditioned upon its approval by the holders of a majority of the outstanding voting stock of the Company (voting as a single class), and entitled to vote on, and voted for or against approval of, the amendment at a meeting of such shareholders duly held in accordance with the applicable laws of the state or other jurisdiction in which the Company is incorporated, or such other shareholder approval as may be specified by the Board.

      No change may be made in, and no amendment, rescission, suspension or termination of the Plan shall have an effect on, stock options previously granted under the Plan which may impair or alter the rights or obligations of the holders thereof, except that any change may be made in stock options previously granted with the consent of the optionees.

                                  ARTICLE VIII

                      EFFECTIVE DATE; SHAREHOLDER APPROVAL

      The amendments to the Plan shall be effective as of February 22, 2001, the date on which it received the approval of the Company's Board of Directors. However, the Plan amendments and all stock options granted under the Plan after February 22, 2001 (but not the previous 1992 Outside Director Stock Option Plan of the Company) shall be void if the Plan is not approved by the shareholders, in which case, the previous 1992 Outside Director Stock Option Plan of the Company shall remain in full force and effect. The Plan shall be deemed approved by the holders of the outstanding voting stock of the Company by the affirmative votes of the holders of a majority of the outstanding voting stock of the Company present, or represented, and entitled to vote at a meeting of such shareholders duly held in accordance with the applicable laws of the state of Delaware, in which the Company is incorporated. No stock option granted under the Plan (but not the previous 1992 Outside Director Stock Option Plan of the Company) shall be exercisable in whole or in part unless and until such shareholder approval is obtained.

                                                                     EXHIBIT "A"

                  -------------------------------------------

                          AMERICAN ECOLOGY CORPORATION

                         DIRECTOR STOCK OPTION AGREEMENT

                  -------------------------------------------

                                                                   10,000 SHARES
                                                              (DATE OF ELECTION)

      As additional incentive for services to be rendered to American Ecology Corporation (the "Company") as a member of the Board of Directors of the Company (the "Board"), and in order to induce ____________________ ("Optionee") to continue rendering such services to the Company, the Company hereby grants to Optionee this Director Stock option (the "Option") to purchase from the Company _________ shares of the Company's Common Stock, par value $0.01 per share ("Common Stock"), at a price of $______ per share, subject, however, to the provisions of the Company's Amended and Restated 1992 Outside Director Stock Option Plan (the "Plan"), a copy of which is attached hereto as Exhibit A, and to the following terms and conditions:

      1. Subject to the Plan. The terms and provisions of the Plan and any amendments thereto, are incorporated herein and made a part hereof. If any provision of this Option conflicts with any provision of the Plan, the provisions of the Plan shall govern.

      2. Term. This Option shall expire ten (10) years after the effective date of this Agreement (the "Expiration Date"). This Option may be exercised at any time after the Plan is approved by the Company's shareholders and on or before the Expiration Date.

      3. Limitation Upon Transfer. During the lifetime of Optionee, this Option and all rights granted hereunder shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or any of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this Option or such rights, this Option and such rights shall immediately become null and void.

      4. Method of Exercise. This Option may be exercised in whole or in part at any time or from time to time during its term by tendering to the Company written notice of exercise accompanied by the aggregate purchase price for the shares with respect to which this Option is being exercised. The purchase price of shares of Common Stock of the Company acquired upon the exercise of this Option shall be paid by the Optionee by the delivery of cash or certified or cashier's check payable to the order of the Company, or upon receipt of all required regulatory approvals, if any, by the delivery to the Company of shares of the Company's Common Stock theretofore owned by the Optionee having a fair Market Value (as defined in the Plan) equal to such notice to the Optionee as soon as practicable after receipt of such notice and payment. Upon exercise of this Option in full, this Option shall be surrendered to the Company. Upon exercise of this Option in part, the Company shall be entitled to make a notation on the face of this Option reflecting such partial exercise and the extent of which this Option remains exercisable, but the failure of the Company to make any such notation shall not increase or otherwise affect the obligations or rights of the Company thereunder.

      5. Successors of the Company. This Option shall inure to the benefit of and be binding upon the Company, and its successors and assigns, as well as upon the Optionee and his legal representatives, heirs, legatees and distributees.

      IN WITNESS WHEREOF, this Option has been executed effective ______________
__________________.


COMPANY ADDRESS:                     AMERICAN ECOLOGY CORPORATION

805 W. Idaho, Suite 200
Boise ID  83702                      __________________________________________
                                     By:  Jack K. Lemley
                                     Its: Chairman of the board


                                     OPTIONEE

                                     __________________________________________

                                     By: ____________________________________

                                    EXHIBIT B

                           CERTIFICATE OF AMENDMENT OF
                      RESTATED CERTIFICATE OF INCORPORATION
                         OF AMERICAN ECOLOGY CORPORATION


      American Ecology Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      1. That the Corporation hereby effects a reverse stock split by changing and reclassifying each 100 shares of the Corporation's common stock, par value $.01 per share, which is issued and outstanding at 6:00 p.m., eastern time, on June 29, 2001 into one share of such common stock. Fractional shares held by record stockholders who as a result of the reverse stock split hold less than one share will be converted into the right to receive the fair value of such fractional interests as determined by the Board of Directors of the Corporation.

      2. That said amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by approval by the Board of Directors and by the affirmative vote of the holders of at least a majority of the outstanding capital stock entitled to vote thereon effective as of 6:00 p.m., eastern time, on June 29, 2001.

      IN WITNESS WHEREOF, American Ecology Corporation has caused this Certificate of Amendment to be signed by its Chairman of the Board of Directors and attested by its Secretary this _________ day of _____________, 2001.


                                          AMERICAN ECOLOGY CORPORATION


                                          By: ________________________________
                                                Jack Lemley,
                                                Chairman of the Board

Attest:


_______________________________
Secretary

                           CERTIFICATE OF AMENDMENT OF
                      RESTATED CERTIFICATE OF INCORPORATION
                         OF AMERICAN ECOLOGY CORPORATION


      American Ecology Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      1. That the Corporation hereby effects a forward stock split by changing and reclassifying each one share of the Corporation's common stock, par value $.01 per share, which is issued and outstanding at 6:01 p.m., eastern time, on June 29, 2001 into 100 shares of such common stock.

      2. That said amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by approval by the Board of Directors and by the affirmative vote of the holders of at least a majority of the outstanding capital stock entitled to vote thereon effective as of 6:01 p.m., eastern time, on June 29, 2001.

      IN WITNESS WHEREOF, American Ecology Corporation has caused this Certificate of Amendment to be signed by its Chairman of the Board of Directors and attested by its Secretary this _________ day of _____________, 2001.


                                          AMERICAN ECOLOGY CORPORATION


                                          By: ________________________________
                                                Jack Lemley,
                                                Chairman of the Board


Attest:


_______________________________
Secretary

                                                         Exhibit "C"

                                                         Please mark
                                                         your votes as    [X]
                                                         indicated in
                                                         this example

1. ELECTION OF DIRECTORS (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL MEMBERS, STRIKE A LINE THROUGH THE MEMBERS NAME IN THE LIST BELOW)

listed to the right                       WITHHOLD AUTHORITY           ROTCHFORD L. BARKER, PAUL C. BERGSON,
(except as marked to the contrary)        to vote for all nominees     KEITH D. BRONSTEIN, EDWARD F. HEIL,
                                          listed to the right          JACK K. LEMLEY, PAUL F. SCHUTT, DAN ROSTENKOWSKI

2. TO AMEND THE 1992 DIRECTORS' STOCK OPTION PLAN TO INCREASE THE SHARES AVAILABLE FOR GRANT.

        FOR                 AGAINST                  ABSTAIN


3. TO APPROVE A 100:1 REVERSE STOCK SPLIT FOLLOWED BY A 1:100 FORWARD STOCK SPLIT OF THE COMPANY'S VOTING COMMON STOCK.

        FOR                 AGAINST                  ABSTAIN

4. TO RATIFY THE SELECTION OF BALUKOFF, LINDSTROM & CO., P.A. AS THE COMPANY'S INDEPENDENT AUDITORS.

        FOR                 AGAINST                  ABSTAIN


    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.



    The undersigned acknowledge(s) receipt of the Notice of the aforesaid Annual Meeting, the Proxy Statement and Annual Report accompany the same, each dated April 17, 2001.

    Date_____________________________________________, 2001


    _________________________________________________  SIGNATURE OF STOCKHOLDER


    _________________________________________________  SIGNATURE IF HELD JOINTLY

                          AMERICAN ECOLOGY CORPORATION

                        THIS PROXY IS SOLICITED ON BEHALF
                    OF THE BOARD OF DIRECTORS OF THE COMPANY

    The undersigned, hereby revoking all prior proxies, hereby appoints Jack K. Lemley, James R. Baumgardner, and Robert S. Thorn and each of them, proxies with full and several power of substitution, to represent and to vote all the shares of Common Stock of AMERICAN ECOLOGY CORPORATION that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of AMERICAN ECOLOGY CORPORATION to be held on May 24, 2001, and at any adjournment(s) thereof.

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ON THE REVERSE SIDE. IN THE ABSENCE OF SUCH INDICATIONS, A SIGNED PROXY WILL BE VOTED FOR PROPOSALS 1- 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BEFORE THE MEETING.